------------------                             U.S. SECURITIES AND EXCHANGE COMMISSION                  ---------------------------|
| F  O  R  M   3 |                                     Washington, D.C. 20549                           |       OMB APPROVAL       |
------------------                                                                                      |--------------------------|
                                       INITIAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP             |OMB Number       3235-0104|
                                                                                                        |Expires: December 31, 2001|
                             Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,    |Estimated avg. burden     |
                                Section 17(a) of the Public Utility Holding Company Act of 1935 or      |hours per response.....0.5|
                                         Section 30(f) of the Investment Company Act 1940               ----------------------------
------------------------------------------------------------------------------------------------------------------------------------
|1.Name and Address of Reporting Person* |2.Date of Event        |4.Issuer Name and Ticker or Trading Symbol                       |
|                                        |  Requiring Statement  |                                                                 |
|                                        |  (Month/Day/Year)     |  UnitedGlobalCom, Inc. (UCOMA)                                  |
|     Rochelle            Curtis         |                       |  fka New UnitedGlobalCom, Inc.                                  |
|----------------------------------------|                       |-----------------------------------------------------------------|
|      (Last)             (First)    (MI)|     01/30/02          |5.Relationship of Reporting Person to  |6.If Amendment, Date of  |
|                                        |                       |  Issuer (Check all Applicable)        |  Original (Mon/Day/Year)|
|                                        |                       |                                       |                         |
|                                        |-----------------------| X Director           X 10% Owner      |                         |
| 4643 South Ulster Street, Suite 1300   |3.IRS Identification   |---                  ---               |-------------------------|
|----------------------------------------|  Number of Reporting  |                                       |7.Individual or Joint/   |
|      (Street)                          |  Person, if an entity |   Officer (give         Other         |  Group Filing           |
|                                        |  (voluntary)          |---        title     --- (specify      |  (Check Applicable Line)|
|                                        |                       |           below)        below)        |    Form filed by One    |
|                                        |                       |                                       |--- Reporting Person     |
|                                        |                       |                                       |    Form filed by More   |
|                                        |                       |                                       | X  than One Reporting   |
|      Denver        Colorado     80237  |                       | ------------------------------------- |--- Person               |
|----------------------------------------|-----------------------------------------------------------------------------------------|
|      (City)         (State)     (Zip)  |                                                                                         |
|                                        |     TABLE I - Non-Derivative Securities Beneficially Owned                              |
|----------------------------------------------------------------------------------------------------------------------------------|
|1.Title of Security (Instr. 4)            |2.Amount of Securities       |3.Ownership   |4.Nature of Indirect Beneficial           |
|                                          |  Beneficially Owned         |  Form:       |  Ownership (Instr. 5)                    |
|                                          |  (Instr. 4)                 |  Direct (D)  |                                          |
|                                          |                             |  or Indirect |                                          |
|                                          |                             |  (I)(Instr.5)|                                          |
|------------------------------------------|-----------------------------|--------------|------------------------------------------|
|                                          |                             |              |                                          |
|Class A Common Stock                      |        150,000              |      I       |By a limited partnership                  |
|                                          |                             |              |                                          |
|------------------------------------------|-----------------------------|--------------|------------------------------------------|
|Class A Common Stock                      |        142,134              |      I       |By spouse                                 |
|                                          |                             |              |                                          |
|------------------------------------------|-----------------------------|--------------|------------------------------------------|
|Class A Common Stock                      |          4,000              |      I       |By a corporation (5)                      |
|                                          |                             |              |                                          |
|------------------------------------------|-----------------------------|--------------|------------------------------------------|
|                                          |                             |              |                                          |
|                                          |                             |              |                                          |
|------------------------------------------|-----------------------------|--------------|------------------------------------------|
|                                          |                             |              |                                          |
|                                          |                             |              |                                          |
|------------------------------------------|-----------------------------|--------------|------------------------------------------|
|                                          |                             |              |                                          |
|                                          |                             |              |                                          |
|------------------------------------------|-----------------------------|--------------|------------------------------------------|
|                                          |                             |              |                                          |
|                                          |                             |              |                                          |
|------------------------------------------|-----------------------------|--------------|------------------------------------------|
|                                          |                             |              |                                          |
|                                          |                             |              |                                          |
|------------------------------------------|-----------------------------|--------------|------------------------------------------|
|                                          |                             |              |                                          |
|                                          |                             |              |                                          |
|------------------------------------------|-----------------------------|--------------|------------------------------------------|
|                                          |                             |              |                                          |
|                                          |                             |              |                                          |
|------------------------------------------|-----------------------------|--------------|------------------------------------------|
|                                          |                             |              |                                          |
|                                          |                             |              |                                          |
------------------------------------------------------------------------------------------------------------------------------------
Reminder: Report on a separate line for each class securities owned directly or indirectly.                         SEC 1473 (7-97)
*If the form is filed by more than one reporting person, see Instruction 5(b)(v).

                                                                                                                      PAGE:  1 OF  2
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

FORM 3 (continued)                            TABLE II - Derivative Securities Beneficially Owned
                                         (e.g., puts, calls, warrants, options, convertible securities)
------------------------------------------------------------------------------------------------------------------------------------
|1.Title of         |2.Date Exercisable and       |3.Title and Amount of Underlying      |4.Conversion or    |5.   |6.Nature of    |
|  Derivative       |  Expiration Date            |  Derivative Security (Instr. 4)      |  Exercise Price   |Own. |  Indirect     |
|  Security         |  (Month/Day/Year)           |                                      |  of Derivative    |Form |  Beneficial   |
|  (Instr. 4)       |                             |                                      |  Security         |of   |  Ownership    |
|                   |                             |                                      |                   |Deri.|  (Instr. 5)   |
|                   |                             |                                      |                   |Sec. |               |
|                   |                             |                                      |                   |Dir. |               |
|                   |                             |                                      |                   |(D)  |               |
|                   |-----------------------------|--------------------------------------|                   |or   |               |
|                   |Date          |Expiration    |                   |Amount or Number  |                   |Ind. |               |
|                   |Exercisable   |Date          |      Title        |of Shares         |                   |(I)  |               |
|-------------------|--------------|--------------|-------------------|------------------|-------------------|-----|---------------|
|                   |              |              |                   |                  |                   |     |               |
|Class B Common     |  Immed.      |     n/a      | Class A Common    |   1,796,940(1)   |     1 for 1       | I   |By a limited   |
|Stock              |              |              | Stock             |                  |                   |     |partnership(6) |
|-------------------|--------------|--------------|-------------------|------------------|-------------------|-----|---------------|
|Class B Common     |  Immed.      |     n/a      | Class A Common    |     222,368(1)   |     1 for 1       | I   |By spouse      |
|Stock              |              |              | Stock             |                  |                   |     |               |
|-------------------|--------------|--------------|-------------------|------------------|-------------------|-----|---------------|
|Stock Option       |  Immed.      |  07/23/03    | Class A Common    |      80,000      |     $4.75         | D   |               |
|(right to buy)     |              |              | Stock             |                  |                   |     |               |
|-------------------|--------------|--------------|-------------------|------------------|-------------------|-----|---------------|
|Stock Option       |  (2)         |  10/08/08    | Class A Common    |      30,000      |     $4.1563       | D   |               |
|(right to buy)     |              |              | Stock             |                  |                   |     |               |
|-------------------|--------------|--------------|-------------------|------------------|-------------------|-----|---------------|
|Stock Option       |  (3)         |  12/15/10    | Class A Common    |      10,000      |     $13.50        | D   |               |
|(right to buy)     |              |              | Stock             |                  |                   |     |               |
|-------------------|--------------|--------------|-------------------|------------------|-------------------|-----|---------------|
|Stock Option       |  (4)         |  12/07/11    | Class A Common    |     100,000      |     $5.00         | D   |               |
|(right to buy)     |              |              | Stock             |                  |                   |     |               |
|-------------------|--------------|--------------|-------------------|------------------|-------------------|-----|---------------|
|                   |              |              |                   |                  |                   |     |               |
|                   |              |              |                   |                  |                   |     |               |
|-------------------|--------------|--------------|-------------------|------------------|-------------------|-----|---------------|
|                   |              |              |                   |                  |                   |     |               |
|                   |              |              |                   |                  |                   |     |               |
|-------------------|--------------|--------------|-------------------|------------------|-------------------|-----|---------------|
|                   |              |              |                   |                  |                   |     |               |
|                   |              |              |                   |                  |                   |     |               |
|-------------------|--------------|--------------|-------------------|------------------|-------------------|-----|---------------|
|                   |              |              |                   |                  |                   |     |               |
|                   |              |              |                   |                  |                   |     |               |
------------------------------------------------------------------------------------------------------------------------------------
Explanation of Responses:
(1) The Reporting Person is a party to a Founders Agreement.  The securities reported herein do not include securities beneficially owned by other parties to said Agreement.  The Reporting Person disclaims any beneficial ownership of such other parties'
    securities and this Report shall not be deemed an admission that the Reporting Person is the beneficial owner of such securities for the purposes of Section 16 or for any other purpose.
(2) The option is exercisable in 48 equal monthly installments commencing on October 8, 1998.
(3) The option is exercisable in 48 equal monthly installments commencing on December 15, 2000.
(4) The option is exercisable in 48 equal monthly installments commencing on December 7, 2001.
(5) The Reporting Persons are a greater than 10% shareholders and directors of the corporation.  The Reporting Persons disclaim beneficial ownership of the securities except to the extent of their respective pecuniary interests therein.
(6) The general partner is a trust of which the Reporting Person is the trustee.


**Intentional misstatements or omissions of facts constitute Federal             /s/ Curtis Rochelle               January 30, 2002
  Criminal Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                --------------------------------  -----------------
                                                                                  **Signature of Reporting Person         Date
Note: File three copies of this form, one of which must be manually signed.      Curtis Rochelle, individually
      If space provided is insufficient, see Instruction 6 for procedure.         and as Attorney-in-Fact for        SEC 1473 (7-97)
                                                                                  Marian Rochelle

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMD Number.

                                                                                                                      PAGE:  2 OF  2
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

                                  Section 16(a)
                        Joint Filer Confirming Statement


Joint Filer:  Marian Rochelle
Designated Filer:  Curtis Rochelle
Issuer & Tickler Symbol:  UnitedGlobalCom, Inc. (UCOMA)

The undersigned Marian Rochelle is a party to that certain Founders Agreement with respect to the securities of the Issuer and as such is a Joint Filer with Curtis Rochelle, her spouse. This statement confirms that the undersigned has authorized and designated Curtis Rochelle to execute and file on behalf of the undersigned all Forms 3, 4 and 5, including amendments thereto, to be filed jointly with regard to the undersigned's ownership of or transactions in the securities of the Issuer. The authority of Curtis Rochelle under this statement shall continue until the undersigned is no longer required to file Forms 3, 4 and 5 with regard to the Issuer's securities, unless earlier revoked in writing.
The undersigned acknowledges that Curtis Rochelle is not assuming any of the undersigned's responsibilities to comply with Section 16 of the Securities
Exchange Act of 1934, as amended.


Date:  January 30, 2002                      /s/ Marian Rochelle
                                             -----------------------------------
                                             Marian Rochelle
                                             1914 Happy Hollow Drive
                                             Rawlins, Wyoming  82301